Exhibit 9.1

Memorandum of Agreement between Stanford International Bank Ltd(“Stanford”) and

Kelton Investments Ltd (“Kelton”).

Dated this              day of August 2005

Whereas:

[a] Stanford and Kelton jointly own shares in eLandia Solutions, Inc. (the “company”); a company that has recently completed an arrangement under New Brunswick law with Datec Group Ltd (“Datec”) and consummated a merger with AST Telecom LLC.

[b] The Board of Directors of the company is to be made up initially of five directors of which three are to be independent directors, initially             ,              and             .

[c] The remaining two directors will initially comprise of Mr Sydney Donald Camper nominated by Stanford, and Mr James Ah Koy representing the Ah Koy Group as defined in the Amended and restated arrangement agreement dated as of August     , 2005, among the company, Datec and certain other parties.

It is agreed by Stanford and Kelton that:

[1] For so long as Kelton owns not less than 5% of the outstanding shares of the company, Stanford and Kelton shall vote their shares of the company in favour of the election of James Ah Koy, or such other citizen and resident of any of the South Pacific Islands, Australia or New Zealand that is not required under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder to disclose any adverse information concerning such nominee as may be appointed by Kelton as a director of the Company.

[2] For so long as Stanford International Bank Ltd, owns not less than 5% of the outstanding shares of the company, Stanford and Kelton shall vote their shares of the company in favour of the election of Sydney Donald Camper, or such other officer of the company that is not required under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder to disclose any adverse information concerning such nominee as may be appointed at the sole discretion of Stanford International Bank Ltd as a director of the Company.

In witness whereof the parties have executed this agreement as of the date written above:

Stanford International Bank Ltd:

By:
Name:
Title:

Kelton Investments Ltd:

By:
Name:
Title: